Exhibit 99.3

ANNEX A

Transactions in the Shares of Common Stock of the Issuer by the Reporting Persons During the Past Sixty (60) Days

The following table sets forth all transactions in the shares of Common Stock reported herein effected during the past sixty (60) days by the Reporting Persons in the Erez Funds. Except as noted below, all such transactions were effected by the Reporting Persons in the open market through brokers and the price per share includes commissions. All prices are denominated in U.S. dollars.

Trade Date	Shares Purchased	Price Per Share ($)

6/16/2026*	13,918	$15.00
6/16/2026	3,479	$15.00
6/17/2026*	45,934	$14.95
6/17/2026	11,483	$14.95
6/18/2026*	13,321	$15.00
6/18/2026	3,330	$15.00
6/22/2026*	46,056	$14.98
6/22/2026	11,514	$14.98
7/8/2026*	38,266	$15.21
7/8/2026	9,567	$15.21
7/9/2026*	1,303	$15.24
7/9/2026	326	$15.24
7/10/2026*	14,600	$15.22
7/10/2026	3,650	$15.22
7/13/2026*	3,160	$15.27
7/13/2026	790	$15.27
7/23/2026*	8,000	$15.42
7/23/2026*	22,500	$15.40
7/23/2026	2,000	$15.42
7/27/2026*	5,000	$15.51
7/30/2026*	48,500	$15.28
7/31/2026*	56,500	$15.15
8/3/2026*	22,179	$15.22
8/4/2026*	24,510	$15.24
8/5/2026*	67,202	$15.20
8/5/2026	16,801	$15.20
8/6/2026*	20,194	$15.35
8/6/2026	5,048	$15.35
8/7/2026*	28,919	$15.90
8/7/2026	7,230	$15.90

* Indicates a transaction in Erez Opportunities.